Exhibit 5.1

JONES DAY LETTERHEAD

November 15, 2007

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, WV 25560

Re:	Registration Statement on Form S-3 Filed by
International Coal Group, Inc. and the Guarantors (as defined below)

Ladies and Gentlemen:

We have acted as counsel for International Coal Group, Inc., a Delaware corporation (the “Company”), in connection with the sale from time to time, on a delayed basis, by certain of the Company’s securityholders, of $225,000,000 aggregate principal amount of the Company’s 9.00% Convertible Senior Notes due 2012 (the “Notes”) (and the guarantees of the Notes (the “Guarantees”) by the entities listed on Annex A hereto (the “Delaware Guarantors”) and Annex B hereto (the “Other Guarantors” and, together with the Delaware Guarantors, the “Guarantors”)), and the underlying shares (the “Shares” and, together with the Notes and the Guarantees, the “Securities”)) of Common Stock, par value $0.01 per share, of the Company issuable upon conversion of the Notes, as contemplated by the Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Notes were issued pursuant to an Indenture, dated as of July 31, 2007 (the “Indenture”), by and among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The Securities may be sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes are valid and binding obligations of the Company.

2. The Guarantees are valid and binding obligations of the Guarantors.

3. The Shares have been authorized by all necessary corporate action of the Company and, when issued upon conversion of the Notes pursuant to the terms and conditions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

International Coal Group, Inc.

November 15, 2007

In rendering the foregoing opinions, we have assumed that the resolutions authorizing the issuance, offer and sale of the Securities will be in full force and effect at all times at which any Securities are issued, offered or sold, and that none of the Company or the Guarantors will take any action inconsistent with such resolutions.

For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed in paragraphs 1 and 2 above are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

For purposes of our opinions insofar they relate to the Guarantors, we have assumed that the obligations of each of the Guarantors under the Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Guarantor and will benefit the respective Guarantor, directly or indirectly.

In rendering the opinion expressed in paragraph 2 above, we have relied solely upon the opinions of Jackson Kelly PLLC and Penn, Stuart & Eskridge, P.C., copies of which have been filed as Exhibit 5.2 and Exhibit 5.3 to the Registration Statement, respectively, with respect to the Other Guarantors as to matters governed by the laws of the State of Virginia or the laws of the State of West Virginia.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Delaware Guarantors

Name	State
Anker Coal Group, Inc.	Delaware

Anker Group, Inc.	Delaware

CoalQuest Development LLC	Delaware

Hunter Ridge Coal Company (f/k/a Anker Energy Corporation)	Delaware

ICG ADDCAR Systems, LLC	Delaware

ICG Beckley, LLC	Delaware

ICG East Kentucky, LLC	Delaware

ICG Eastern Land, LLC	Delaware

ICG Eastern, LLC	Delaware

ICG Hazard Land, LLC	Delaware

ICG Hazard, LLC	Delaware

ICG Illinois, LLC	Delaware

ICG Knott County, LLC	Delaware

ICG Natural Resources, LLC	Delaware

ICG Tygart Valley, LLC	Delaware

ICG, Inc.	Delaware

ICG, LLC	Delaware

Marine Coal Sales Company	Delaware

Simba Group, Inc.	Delaware

Upshur Property, Inc.	Delaware

Vantrans, Inc.	Delaware

Annex B

Other Guarantors

Name	State
Anker Power Services, Inc.	West Virginia

Bronco Mining Company, Inc.	West Virginia

Hawthorne Coal Company, Inc.	West Virginia

Heather Glen Resources, Inc.	West Virginia

Juliana Mining Company, Inc.	West Virginia

King Knob Coal Co., Inc.	West Virginia

Melrose Coal Company, Inc.	West Virginia

New Allegheny Land Holding Company, Inc.	West Virginia

Patriot Mining Company, Inc.	West Virginia

Vindex Energy Corporation	West Virginia

White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)	Virginia

Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.)	West Virginia